Exhibit 99.1

Seattle Genetics Announces Common Stock Offering

Bothell, WA — March 28, 2006 — Seattle Genetics, Inc. (Nasdaq: SGEN) announced today that it intends to issue and sell 7,300,000 shares of common stock in an underwritten public offering pursuant to an effective registration statement. Banc of America Securities LLC and CIBC World Markets will act as joint book-running managers for the offering.

In addition, Seattle Genetics has agreed to sell 1,129,015 shares of common stock to investment funds affiliated with Baker Brothers Investments (BBI), subject to stockholder approval. BBI will pay a price per share equal to the price paid by the investors in the underwritten offering. The company will seek stockholder approval prior to completing the sale to BBI as required by Nasdaq. Felix Baker, Ph.D., Managing Partner at BBI, is a member of Seattle Genetics’ Board of Directors.

A registration statement relating to these securities was filed with the Securities and Exchange Commission and declared effective on August 4, 2005. This offering will be made pursuant to a prospectus supplement to the registration statement. Copies of the prospectus supplement relating to this offering of common stock, when available, may be obtained from Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001 or via e-mail at dg.prospectus_distribution@bofasecurities.com or from CIBC World Markets Corp. via e-mail at useprospectus@us.cibc.com or by faxing (212) 667-6303.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Seattle Genetics is a biotechnology company focused on the development of monoclonal antibody-based therapies for the treatment of cancer and immunologic diseases.

CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com